Supplemental Gas and Oil Disclosures

The following information concerns the gas and oil exploration, development and producing activities of the Company and its subsidiaries:

Estimates of Total Proved Net Gas and Oil Reserve Data Provided to Other Governmental Bodies and Availability of Gas and Oil


Information concerning estimates of total proved net gas and oil reserve data provided to other governmental bodies is incorporated herein by reference from page 48 of Brooklyn Union's 1993 Annual
Report to Shareholders.

Average Sales Prices and Production Costs - Per Unit

                              For the years ended September 30,
                              1993           1992           1991

Average Sales Price ($/MCF)*
     Natural Gas
          United States       2.12           1.72           1.88
          Canada              1.39           1.01           -
            Total             1.97           1.62           1.88


     Oil, Condensate and Natural
     Gas Liquid
          United States      17.70          24.33          20.77
          Canada             16.90          15.06           -
            Total            17.17          19.60          20.77

*Represents the cash price received which excludes the effect of any hedging transactions.

Production Cost Per
 Equivalent MCF
          United States       .18             .22            .36
          Canada              .64             .63            -
            Total             .29             .29            .36

Acreage
                                        As of September 30, 1993
                                          Gross        Net
     Producing
       United States                     122,897      54,860
       Canada                                -            -
         Total                           122,897      54,860

     Undeveloped
       United States                     206,040      68,169
       Canada                                -            -
         Total                           206,040      68,169

Number of Producing Wells
                                        As of September 30, 1993
                                          Gross           Net
     Gas wells
       United States                         468         279.92
       Canada                                 -             -
         Total                               468         279.92

     Oil wells
       United States                          15           7.57
       Canada                                 -             -
         Total                                15           7.57



Drilling Activity (Net)

                       For the years ended September 30,
                    1993              1992             1991
               Prod  Dry  Total   Prod  Dry  Total  Prod  Dry Total

Net developmental
wells
 United States 5.39    -   5.39   14.3   -   14.3   9.35 -  9.35
 Canada        5.00    -   5.00    -     -    -     -    -  -
   Total      10.39    -  10.39   14.3   -   14.3   9.35 -  9.35

Net exploratory
wells
 United States -     0.5   0.5   0.17  5.03  5.2  1.48 2.78 4.26
 Canada        -     -     -     -     -     -    -    -    -
  Total        -     0.5   0.5   0.17  5.03  5.2  1.48 2.78 4.26




At September 30, 1993 the Company, through its subsidiaries, was participating in the drilling of one developmental well and two exploratory wells with the Company's net interest being 1.7 wells.